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[LOGO]                                                              Exhibit 99.1

                           SHARES RETURNED TO EPICEDGE

Austin, TX - December 14, 2001 - EpicEdge, Inc. (AMEX: EDG), a leading information technology consulting firm, today announced the return of 9,085,101 shares of the Company's common stock.

The surrendered shares are a non-cash event from a founding shareholder and were a condition of a previously disclosed financing. The Company plans to retire the returned shares, reducing the outstanding shares from 28,495,546 to 19,410,445. EpicEdge also plans to distribute stock options to employees and management relating to this share return.

"With the return of these shares, EpicEdge has reached another milestone in our quest to increase shareholder value," stated Richard Carter, Chief Executive Officer of EpicEdge.

The Company also announced the resignation of Bruce Quackenbush from the EpicEdge Board of Directors. The resignation was due to personal reasons and not a result of disagreement with management or company policy.

About EpicEdge
EpicEdge, Inc. is a leading information technology consulting firm, primarily focused on serving government, commercial and utility market customers. We enable our clients to meet their business goals through implementation and support of client/server and Internet enabled enterprise-wide (ERP) software packages, custom Web application development, and strategic consulting. EpicEdge excels at delivering successful IT project-based services by combining the elements of market-leading products, highly skilled technical personnel and proven project methodologies to deliver unmatched solutions. Our methodology is a focused yet all-encompassing approach that provides customers maximum return on their software investment and lower total cost of ownership. This methodology encapsulates a holistic approach to technology that is driven by an organization's business needs.

Certain statements in this news release may constitute "forward-looking statements." Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance and achievements of EpicEdge to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.

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Company Contacts:

Sam DiPaola                                                 Jean Albert
Investor Relations                                          Public Relations
SDIPAOLA@EPICEDGE.COM                                       JALBERT@EPICEDGE.COM
410-576-8935                                                212-894-2923